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                      SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FIELD PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940


    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.  Name:      Titanium Annuity Variable Account

B.  Address of Principal Business Office (Number and Street, City, State, Zip
    Code):

               2001 Third Avenue South
               Birmingham, Alabama  35233

C:  Telephone Number (including area code):
               (205) 325-4307

D.  Name and address of agent for service of process:

               John H. Livingston, Esquire
               United Investors Life Insurance Company
               2001 Third Avenue South
               Birmingham, Alabama  35233

E.  Copy to:
               Frederick R. Bellamy, Esquire
               Sutherland Asbill & Brennan LLP
               1275 Pennsylvania Avenue, N.W.
               Washington, D.C.  20005-2415

F.  Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               Yes      X           No
                     --------           --------


    Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Birmingham, and State of Alabama this 2nd day of August, 2000.

     (SEAL)          Titanium Annuity Variable Account
                     (Name of Registrant)


                     By:  United Investors Life Insurance Company
                     (Name of Depositor)


                     By:     /s/ Anthony L. McWhorter
                             -------------------------------------
                             Anthony L. McWhorter

                     Title:  President and Chief Executive Officer
                             -------------------------------------

ATTEST:

By:    /s/ W. Thomas Aycock
       ---------------------------------------
       W. Thomas Aycock
       Vice President and Chief Actuary
       United Investors Life Insurance Company